 Exhibit 5.1

Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
Farmmi, Inc. Vistra (Cayman) Limited P.O. Box 31119 Grand Pavilion, Hibiscus Way 802 West Bay Road Grand Cayman KY1-1205 Cayman Islands	D +1 345 914 5875 T +1 345 949 2648 E cpywell@campbellslegal.com campbellslegal.com
Our Ref: CCP/16074-26294 Your Ref:
CAYMAN | BVI | HONG KONG

[•] 2018

Dear Sirs

Farmmi, Inc. (the “Company”)

We have acted as Cayman Islands counsel to the Company, an exempted company incorporated in the Cayman Islands, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) on [•] 2018 (File No. 333-[•]) (the “Registration Statement”), in respect of the [3,459,719] ordinary shares with a nominal or par value of US$0.001 per share in the capital of the Company (the “Shares”) to be issued by the Company in connection with the senior convertible note issued by the Company in favour of CVI Investments, Inc. dated 1 November 2018 (the “Note”) and the warrant to purchase ordinary shares issued by the Company in favour of CVI Investments, Inc. dated 1 November 2018 (the “Warrant”).

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the Certificate of Incorporation of the Company dated 28 July 2018 and the Memorandum and Articles of Association of the Company as adopted by special resolution passed on 7 December 2017 (the “Memorandum and Articles”);

1.2	the written resolutions of the directors of the Company dated 1 November 2018 (the “Resolutions”);

1.3	a certificate from a director of the Company, a copy of which is attached hereto (the “Directors’ Certificate”);

1.4	a certificate of good standing issued by the Registrar of Companies in the Cayman Islands on [•] 2018 (the “Certificate of Good Standing”);

1.5	the Note;

1.6	the Warrant; and

1.7	the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, and the assumptions set out in Schedule 1 hereto, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

2.4	the Shares to be issued by the Company pursuant to the Note, the Warrant and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Note or the Warrant (as applicable) and be duly registered in the Company’s register of members;

2.5	the corporate records of the Company, whether maintained at its registered office in the Cayman Islands or otherwise, which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein;

2.6	neither the Note nor the Warrant has been amended, varied, supplemented or terminated since its execution; and

2.7	there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Note, the Warrant or the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$20,000 divided into 20,000,000 Ordinary Shares of US$0.001 par value each.

3.3	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorized by all necessary corporate action on the part of the Company.

3.4	When issued and paid for in the manner described in the Note, the Warrant and the Registration Statement and in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

3.5	The statements under the caption “Cayman Islands Taxation” in the Registration Statement, to the extent they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as explicitly stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion. Notwithstanding the foregoing, we hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters details herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

[DRAFT]

Campbells

4